Pacific Life & Annuity Company
[700 Newport Center Drive
Newport Beach, CA 92660
(800) 748-6907]

GUARANTEED WITHDRAWAL BENEFIT IX RIDER – SINGLE LIFE
Pacific Life & Annuity Company, a stock company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
TABLE OF CONTENTS

	Page		Page
Rider Specifications	2	Application of Rider Provisions	6
Definition of Terms	3	Annuitization	6
Guaranteed Withdrawal Benefit IX Rider — Single Life	3	Termination of Rider	7
Annual Charge	4	Rider Effective Date	7
Change in Annual Charge	4	Sample Calculations	8
Initial Values	4	Appendix A –
Subsequent Purchase Payments	4	Summary of Investment Allocation Requirements
Limitation on Subsequent Purchase Payments	4	Investment Allocation Requirements	12
Withdrawal of Protected Payment Amount	5	Purchase Payment Allocations	12
Withdrawals Exceeding Protected Payment Amount	5	Change of Investment Option Programs	12
Withdrawals Taken Prior to Age [59 1/2]	5	Termination of Investment Option Programs	12
Withdrawals to Satisfy Required Minimum Distribution	5
Depletion of Contract Value	6
Automatic Reset	6
Automatic Reset — Opt-Out Election	6

20-2226	1

RIDER SPECIFICATIONS
Rider Effective Date: [Date]
Annual Charge Percentage: [0.80%]
Maximum Annual Charge Percentage: 1.50%
The initial Annual Charge percentage is guaranteed under the conditions stated in this Rider and in effect when it was set. Utilization of resets may increase the Annual Charge percentage, subject to the maximum Annual Charge percentage in this Rider. For a complete description of the charges and deductions shown above, refer to the Annual Charge provision of this Rider.
Withdrawal Percentage: Determined by the age of the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) at the time of withdrawal, according to the following table:

Age	Withdrawal Percentage

[Before age 59 1/2]	[0%]

[59 1/2 and older]	[5.0%]

Please refer to the Appendix A attached to this rider for more information regarding investment allocation requirements.

20-2226	2

Definition of Terms – Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Protected Payment Amount – The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2,] the Protected Payment Amount on any day after the Rider Effective Date is equal to [zero ($0).]
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is age [59 1/2] or older, the Protected Payment Amount on any day after the Rider Effective Date is equal to [5.0%] multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year and will be reset on each Contract Anniversary to [5.0%] of the Protected Payment Base computed on that date.
The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent contract year. Upon telephone or written request we will provide you with the Protected Payment Amount as of that day.
Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.
Quarterly Contract Anniversary – Every three month anniversary of the Contract Date.
Reset Date – Any Contract Anniversary after the Rider Effective Date on which an automatic reset occurs.
For purposes of this Rider, the term “withdrawal” includes any charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Guaranteed Withdrawal Benefit IX Rider – Single Life – You have purchased a Guaranteed Withdrawal Benefit IX Rider – Single Life. Subject to the terms and conditions described herein, this Rider:
a)
allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

b)
allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

c)
provides for automatic annual resets of the Protected Payment Base to an amount equal to 100% of the Contract Value if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.

This Rider may be purchased and added to the Contract at any time. The rider may be purchased and added to the Contract provided that on the Rider Effective Date:
a)	the age of each Annuitant is [85] years or younger;

b)	the Contract is not issued as an Inherited IRA or Inherited Roth IRA; and

20-2226	3

c)
the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider. Please refer to Appendix A attached to this Rider. You will be notified in writing if we change these investment allocation requirements in the future.

We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.
Annual Charge – An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The annual charge is equal to [0.80%] ([0.20%] quarterly) and will not exceed a maximum annual charge percentage of 1.50% (0.375% quarterly).
The charge is deducted, in arrears, on each Quarterly Contract Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. If the Rider is purchased on a date other than a Quarterly Contract Anniversary, we will prorate the charge. The charge will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option.
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Quarterly Contract Anniversary, the entire charge for the prior Quarterly Contract Anniversary will be deducted from the Contract Value on that Quarterly Contract Anniversary.
If the Rider terminates prior to a Quarterly Contract Anniversary for reasons other than death of an Owner or death of the sole surviving Annuitant, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Contract Anniversary immediately following the day the Rider terminates.
If the Rider terminates as a result of the death of an Owner or death of the sole surviving Annuitant, any annual charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.
We will waive the charge for the current quarter in the following cases:
(a)	upon full annuitization of the Contract;
(b)	after the Contract Value is zero.
Change in Annual Charge – The annual charge percentage, and corresponding deduction, may change as a result of any automatic reset. The annual charge percentage will never exceed the annual charge percentage then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the annual charge percentage will not result in an annual charge percentage that exceeds the maximum annual charge percentage specified in the Annual Charge provision.
If the Protected Payment Base is never reset, the annual charge percentage established on the Rider Effective Date is guaranteed not to change.
Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment or, if purchased after Contract issue, the Contract Value as of the Rider Effective Date.
Subsequent Purchase Payments – Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments – For purposes of this Rider, in no event may any Purchase Payment received on or after the first (1st) Contract Anniversary, measured from the Rider Effective Date result in

20-2226	4

the total of all Purchase Payments received since that Contract Anniversary to exceed $100,000, without our prior approval.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.
Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged.
Withdrawals Exceeding Protected Payment Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B).
The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals Taken Prior to Age [59 1/2] – If a withdrawal is taken and the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2], we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

c)	Determine the new Protected Payment Base which equals the lesser of:
1.	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
Withdrawals to Satisfy Required Minimum Distribution – No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:

20-2226	5

a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

b)	the Annual RMD Amount is based on this Contract only; and

c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Depletion of Contract Value – If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is age [59 1/2] or older, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
a)
the Protected Payment Amount will be paid each year until the day of the first death of an Owner or the date of death of the sole surviving Annuitant. The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

b)	no additional Purchase Payments will be accepted under the Contract;

c)	the Contract will cease to provide any death benefit.
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2], and a withdrawal reduces the Contract Value to zero, this Rider will terminate.
Automatic Reset – On each Contract Anniversary while this Rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base to an amount equal to 100% of the Contract Value if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.
The annual charge percentage may change as a result of any automatic reset. (See Change in Annual Charge provision). We will provide you with written confirmation of each automatic reset.
Automatic Reset – Opt-Out Election – If you are within [sixty (60)] days after a Contract Anniversary on which an automatic reset is effective, you have the option to reinstate the Protected Payment Base, Protected Payment Amount, and the annual charge percentage to their respective amounts immediately before the automatic reset.
If you elect this option, your opt-out election must be received, in a form satisfactory to us, at our Service Center within the same [sixty (60)] day period after the Contract Anniversary on which the reset is effective.
Any future automatic resets will continue in effect in accordance with the Automatic Reset provision of this Rider.
Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on Purchase Payments and withdrawals, the deduction of quarterly charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization – If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:
(a)
the Life Only fixed annual payment amount calculated based on the Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.

20-2226	6

Termination of Rider – This Rider will automatically terminate upon the earliest to occur of one of the following events:
a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

b)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant;

c)	the day the Contract is terminated in accordance with the provisions of the Contract;

d)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount;

e)	the day that the Contract Value is reduced to zero and the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2];

f)	the Annuity Date;

g)	the day we are notified of a change in ownership of a non-qualified Contract, excluding
(i)	changes in ownership to or from certain trusts; or

(ii)	adding or removing the Owner’s spouse to the Contract.
This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (b) above. This Rider does not terminate upon divorce of Joint Owners.
Rider Effective Date – This Rider is effective on the Contract Date, unless a later date is shown in the Rider Specifications.
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE & ANNUITY COMPANY
[

Chairman and Chief Executive Officer	Secretary]

20-2226	7

GUARANTEED WITHDRAWAL BENEFIT IX RIDER – SINGLE LIFE
SAMPLE CALCULATIONS – For Illustration Purposes Only
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider purchased at Contract issue by a 60-year old Owner
•	Automatic resets are shown, if applicable
•	Investment returns are hypothetical
Example 1: Setting of Initial Values

Contract Year	Purchase	Withdrawal	Contract	Protected Payment	Protected
	Payment	Amount	Value After	Base	Payment
			Transaction		Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000

Example 2: Subsequent Purchase Payment

Contract Year	Purchase	Withdrawal	Contract	Protected	Protected
	Payment	Amount	Value After	Payment	Payment
			Transaction	Base	Amount
Rider Effective Date	$ 100,000		$ 100,000	$ 100,000	$ 5,000
Activity	$ 100,000		$ 200,000	$ 200,000	$ 10,000
Year 2 Contract Anniversary	(Prior to Automatic Reset)		$ 207,000	$ 200,000	$ 10,000
Year 2 Contract Anniversary	(After Automatic Reset)		$ 207,000	$ 207,000	$ 10,350

Immediately after the $100,000 subsequent Purchase Payment during Contract Year 1, the Protected Payment Base is increased by the Purchase Payment amount to $200,000 ($100,000 + $100,000). The Protected Payment Amount after the Purchase Payment is equal to $10,000 (5% of the Protected Payment Base after the Purchase Payment).
An automatic reset takes place at Year 2 Contract Anniversary, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base to $207,000 and the Protected Payment Amount to $10,350 (5% X $207,000).
Example 3: Withdrawal of Less than the Protected Payment Amount

Contract Year	Purchase	Withdrawal	Contract	Protected	Protected
	Payment	Amount	Value After	Payment	Payment
			Transaction	Base	Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$10,000

20-2226	8

Year 2 Contract Anniversary	(Prior to Automatic Reset)	$207,000	$200,000	$10,000
Year 2 Contract Anniversary	(After Automatic Reset)	$207,000	$207,000	$10,350
Activity	$5,000	$216,490 (after $5,000 withdrawal)	$207,000	$5,350
Year 3 Contract Anniversary	(Prior to Automatic Reset)	$216,490	$207,000	$10,350
Year 3 Contract Anniversary	(After Automatic Reset)	$216,490	$216,490	$10,825

For an explanation of the values and activities at the start of and during Contract Year 1, refer to Examples #1 and #2.
An automatic reset takes place at Year 2 Contract Anniversary, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This reset increases the Protected Payment Base to $207,000 and the Protected Payment Amount to $10,350 (5% X $207,000).
Because the $5,000 withdrawal during Contract Year 2 did not exceed the $10,350 Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base remains unchanged.
At Year 3 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary (see balances at Year 3 Contract Anniversary — Prior to Automatic Reset), an automatic reset occurs which increases the Protected Payment Base to an amount equal to 100% of the Contract Value (see balances at Year 3 Contract Anniversary — After Automatic Reset). As a result, the Protected Payment Amount after the automatic reset at the Year 3 Contract Anniversary is equal to $10,825 (5% of the reset Protected Payment Base).
Example 4: Withdrawal Exceeding the Protected Payment Amount

Contract Year	Purchase	Withdrawal	Contract		Protected
	Payment	Amount	Value After	Protected Payment	Payment
			Transaction	Base	Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$10,000
Year 2 Contract Anniversary	(Prior to Automatic Reset)		$207,000	$200,000	$10,000
Year 2 Contract Anniversary	(After Automatic Reset)		$207,000	$207,000	$10,350
Activity		$30,000	$165,000 (after $30,000 withdrawal)	$184,975	$0
Year 3 Contract Anniversary	(Prior to Automatic Reset)		$192,000	$184,975	$9,249
Year 3 Contract Anniversary	(After Automatic Reset)		$192,000	$192,000	$9,600

For an explanation of the values and activities at the start of and during Contract Year 1, refer to Examples #1 and #2.
Because the $30,000 withdrawal during Contract Year 2 exceeds the $10,350 Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base immediately after the withdrawal will be reduced based on the following calculation:
First, determine the excess withdrawal amount, which is the total withdrawal amount less the Protected Payment Amount: 30,000 — $10,350 = $19,650.

20-2226	9

Second, determine the reduction percentage by dividing the excess withdrawal amount computed above by the difference between the Contract Value and the Protected Payment Amount immediately before the withdrawal: $19,650 ÷ ($195,000 – $10,350) = 0.1064 or 10.64%.
Third, determine the new Protected Payment Base by reducing the Protected Payment Base immediately prior to the withdrawal by the percentage computed above: $207,000 – ($207,000 X 10.64%) = $184,975.
The Protected Payment Amount immediately after the withdrawal is equal to $0. This amount is determined by multiplying the Protected Payment Base before the withdrawal by 5% and then subtracting all of the withdrawals made during that Contract Year:
(5% X $207,000) – $30,000 = -$19,650 or $0, since the Protected Payment Amount can’t be less than zero.
At Year 3 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary, an automatic reset occurs that increases the Protected Payment Base to an amount equal to 100% of the Contract Value on that date. (Compare the balances at Year 3 Contract Anniversary Prior to and After Automatic Reset).
The values shown in Example 5 are based on the following assumptions:
•	Rider purchased at Contract issue by a 56 1/2-year old Owner
•	Automatic resets are shown, if applicable
•	Investment returns are hypothetical
Example 5: Early Withdrawal

Contract Year	Owner	Purchase	Withdrawal	Contract	Protected	Protected
	Age	Payment	Amount	Value After	Payment Base	Payment
				Transaction		Amount
Rider Effective Date	56 1/2	$100,000		$100,000	$100,000	$0
Activity		$100,000		$200,000	$200,000	$0
Year 2 Contract Anniversary	57 1/2	(Prior to Automatic Reset)		$207,000	$200,000	$0
Year 2 Contract Anniversary	57 1/2	(After Automatic Reset)		$207,000	$207,000	$0
Activity			$25,000	$196,490 (after	$182,000	$0
				$25,000 withdrawal)
Year 3 Contract Anniversary	58 1/2	(Prior to Automatic Reset)		$196,490	$182,000	$0
Year 3 Contract Anniversary	58 1/2	(After Automatic Reset)		$196,490	$196,490	$0
Year 4 Contract Anniversary	59 1/2	(Prior to Automatic Reset)		$205,000	$196,490	$0
Year 4 Contract Anniversary	59 1/2	(After Automatic Reset)		$205,000	$205,000	$10,250

For an explanation of the values and activities at the start of and during Contract Year 1, refer to Examples #1 and #2.
Because the $25,000 withdrawal during Contract Year 2 exceeds the $0 Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base immediately after the withdrawal will be reduced based on the following calculation:
First, determine the early withdrawal amount. The early withdrawal amount is the total withdrawal amount of $25,000.

20-2226	10

Second, determine the reduction percentage by dividing the early withdrawal amount determined by the Contract Value prior to the withdrawal: $25,000 ÷ $221,490 = 0.1129 or 11.29%.
Third, determine the new Protected Payment Base by reducing the Protected Payment Base immediately prior to the withdrawal by the greater of (a) the total withdrawal amount ($25,000) and (b) the reduction percentage ($207,000 X 11.29%) = $23,370. Since $25,000 is greater than $23,370, the new Protected Payment Base is computed by subtracting $25,000 from the prior Protected Payment Base: $207,000 – $25,000 = $182,000.
At Year 3 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary, an Automatic Reset occurs which increases the Protected Payment Base to an amount equal to 100% of the Contract Value (compare balances at Year 3 Contract Anniversary – Prior to and After Automatic Reset). The Protected Payment Amount remains at $0 since the oldest Owner (youngest Annuitant for Non-Natural Owner) has not reached age 59 1/2.
At Year 4 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary, an Automatic Reset occurs which increases the Protected Payment Base to an amount equal to 100% of the Contract Value (compare balances at Year 4 Contract Anniversary – Prior to and After Automatic Reset). The Protected Payment Amount is set to $10,250 (5% X $205,000) since the oldest Owner (youngest Annuitant for Non-Natural Owner) reached age 59 1/2.

20-2226	11

APPENDIX A – SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
This summary outlines the general features of the investment allocation requirements applicable to this Rider.
Investment Allocation Requirements – The investment allocation requirements of this Rider consist of one or more investment option programs, which are maintained by us for use in combination with certain optional riders that are available with our variable annuity contracts. The investment option programs described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. The currently available investment option program is comprised of various investment options available with your Contract. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider. You may allocate 100% of your Contract Value among the allowable investment options listed below:
•	[Fund 1]
•	[Fund 2]
•	[Fund 3]
Purchase Payment Allocations – Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).
Change of Investment Option Programs – Subject to trading restrictions, you may change your investment option program (or investment options within a program) selection at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment option program or investment options within a program is best suited to your financial needs, investment time horizon, and is consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment option programs or investment options within a program to reflect such changes.
Termination of Investment Option Programs – If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.
You may cause an involuntary termination of both the Rider and your participation in the investment option programs if you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider.
We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occur. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation according to the investment allocation requirements applicable to this Rider. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation effective on the day following the end of the thirty (30) day period.

20-2226	12